Worthington Industries Declares Quarterly Dividend and Appoints New Member to Board of Directors

COLUMBUS, OH – June 26, 2019 -- The board of directors of Worthington Industries, Inc. (NYSE:WOR) has declared a quarterly dividend of $0.24 per share, an increase of $0.01 per share from the prior quarter.  The dividend is payable on Sept. 27, 2019, to shareholders of record Sept. 13, 2019.

The board of directors today also announced the appointment of David P. Blom to Worthington’s board of directors increasing the board to 11 members.

Blom, 64, is president and CEO of OhioHealth, a not-for-profit, healthcare system in Columbus, Ohio, with 29,000 physicians, associates and volunteers and more than $4 billion in net revenue. Blom will retire as president & CEO of OhioHealth on June 30, 2019.

Blom holds a bachelor's degree from The Ohio State University and received his master's degree in Healthcare Administration from The George Washington University in Washington, D.C. He joined the OhioHealth family of hospitals and health services in 1983 and since then has held progressive management positions.  He was named president & CEO in 2002 and was instrumental in the development and growth of the OhioHealth system.  He currently is serving on the boards of SOC Telemed, Healthy Roster, Vizient, Kimball Midwest, the Columbus Partnership, Columbus Downtown Development Commission, Columbus Foundation, and was appointed to serve as a member of the Veterans Affairs Commission on Care.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential

Worthington Industries

June 26, 2019

uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 79 facilities in 11 countries.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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